EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on December 23, 2009.

ELECTRONIC ARTS INC.

By:	/s/ STEPHEN G. BENÉ
Name:	Stephen G. Bené
Title:	Senior Vice President, General Counsel and Corporate Secretary

EA INTERNATIONAL (STUDIO AND PUBLISHING) LTD.

By:	/s/ VARINDER SAINI
Name:	Varinder Saini
Title:	Manager, International Publishing